Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Jeffrey R. Tarr (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of July 23, 2014 (the “Effective Date”).

A.                                    Executive is currently employed as a member of the Company’s executive and management team in the capacity of President and Chief Executive Officer, and the Company and Executive wish to continue such employment relationship on the terms set forth herein.

B.                                    This Agreement shall be effective as of the Effective Date and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to the subject matter hereof (including, without limitation, the Employment Agreement by and between the Company and Executive dated February 22, 2011 (the “Prior Employment Agreement”)).

C.                                    The Company’s Board of Directors (the “Board,” which term also includes any applicable committee of the Board when used herein) believes that it is in the best interests of the Company and its stockholders to enter into this Agreement on the terms set forth herein.

D.                                    Certain capitalized terms used in the Agreement are defined in Section 5 below.

In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

1.                                      Employment Term.  Unless otherwise terminated in accordance with Section 4, below, Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of 36 months (the “Initial Term”).  Thereafter, the Initial Term shall be automatically extended on an annual basis for an additional one-year period, unless the Company or Executive provides the other party hereto with not less than 180 days’ prior written notice that the Term will not be so extended.  The Initial Term, including any extensions contemplated by this Section 1, is referred to herein as the “Term.”  In the event a Change in Control (as defined below) occurs during the Term and the Term was otherwise scheduled to end within two years following the date of the Change in Control: (i) the Term will be extended through the second annual anniversary of the date of the Change in Control; (ii) the second sentence of this Section 1 shall not apply after such Change in Control; and (iii) unless the Company or Executive provides the other party hereto with not less than 180 days’ prior written notice that the Term will not be further extended, on the second anniversary of the Change in Control and annually thereafter the Term shall be extended for an additional one-year period.  Notwithstanding the foregoing, the then-current Term is subject to termination as provided in Section 4 hereof.

2.                                      Duties.

(a)                                 During the Term, Executive will serve as the President and Chief Executive Officer of the Company or in such other capacity as may be mutually agreeable from time to time by the Board and Executive, and will have such responsibilities, duties and authority as are customary for someone of that position.

(b)                                 Executive shall also perform such other duties during the Term as are reasonably and legally assigned to Executive by the Board and that are consistent with the position in which he is employed.

(c)                                  During the Term, the Company will provide Executive with appropriate office space, facilities and support personnel.

(d)                                 During the Term, Executive shall use his good faith reasonable best efforts to perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.  Executive may serve on civic or charitable boards or committees and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.  Executive may serve on one for-profit corporate board, and, with the consent of the Board, may serve on a second such Board; provided that such service does not individually, or together with other activities described in this Section 2, unreasonably interfere with the performance of his duties under this Agreement.

3.                                      Compensation, Benefits and Perquisites.

(a)                                 Base Salary.  Executive will be paid an annual base salary (the “Base Salary”) in respect of his services hereunder during the Term, prorated for partial years of employment.  The initial Base Salary shall be at an annual rate of $690,000.  The Base Salary will be paid in equal periodic installments according to the Company’s customary payroll practices.  During the Term, the then applicable Base Salary shall be reviewed by the Board at least annually and may be increased, but shall not be reduced at any time without Executive’s prior written consent.

(b)                                 Bonus.  In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the “Bonus”) (if earned) for each calendar year during the Term for which services are performed under this Agreement.  The performance criteria for any particular calendar year shall be established by the Board no later than 90 days after the commencement of such calendar year and prompt notice thereof provided to Executive.  Executive’s Bonus for a calendar year shall equal 100% (or such greater amount as the Board may establish for the particular year) of his annualized Base Salary (“Target Bonus”) for that year if target levels of performance for that year (as established by the Board when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year).  The Bonus shall be prorated for any calendar year in which Executive is employed with the Company for only a portion of such year.  Performance criteria shall include such criteria as reasonably determined by the Board, which may (but need not) include stock price, operating earnings, revenue, EBITDA, EBITDA margin, return on invested capital, total stockholder return, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine (on an absolute or relative basis).  Any Bonus for a calendar year shall be subject to Executive’s continued employment with the Company through the end of the calendar year in which it is earned, except as otherwise provided in this Agreement, and shall be paid after the conclusion of such calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than two and one-half (2-1/2) months following the end of the year with respect to which the Bonus is earned.

(c)                                  Annual Long-Term Incentives.  Executive shall be eligible for annual restricted stock unit and/or other equity incentive grants, which may include grants that vest based on the achievement of such individual and Company-related performance criteria, as determined by the Board.  Performance criteria shall include such criteria as determined by the Board, which may (but need not) include stock price, operating earnings, revenue, EBITDA, EBITDA margin, return on invested capital, total stockholder return, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine (on an absolute or relative basis).  The vesting and other terms of such equity incentive grants shall be determined by the Board at the time of grant, provided that, unless otherwise agreed to by Executive, such grants shall be subject to accelerated vesting on certain terminations of Executive’s employment as provided herein.

(d)                                 Benefits.  While Executive remains in the employ of the Company, Executive shall be entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally (provided that in no event shall this Agreement affect the Company’s right to amend or terminate any benefit plan).  With regard to paid time off, Executive shall be covered by the Company’s Senior Leadership Employees Unrestricted Leave Policy, as in effect from time to time, during his employment by the Company.

(e)                                  Indemnification.  Executive and Company acknowledge and agree that the Indemnification Agreement between the Company and Executive, dated October 1, 2013 (the “Indemnification Agreement”), continues in effect.

(f)                                   D&O Insurance.  The Company shall cover Executive under directors and officers liability insurance from the Effective Date, through the Term, and, while potential liability exists, after the period of Executive’s employment hereunder, on terms not less favorable than the terms provided to any other director or executive officer of the Company.

(g)                                  Expenses.  All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the Company shall be reimbursed in accordance with the Company’s then current travel and expense policies.  In addition, the Company shall promptly reimburse Executive (or directly pay at Executive’s request) legal fees of up to $15,000 incurred by Executive in connection with the negotiation and drafting of this Agreement.

4.                                      Termination of Employment.

(a)                                 For Cause or Resignation Without Good Reason; Termination by Executive at the End of the Term.  Executive may terminate his employment at any time, for any reason, upon 30 days’ prior notice to Company or upon nonextension of the Term pursuant to Section 1; provided that the Company may in its sole discretion, elect to waive all or any part of any notice period.  The Company may terminate Executive’s employment immediately for Cause.  If Executive’s employment is terminated during the Term by the Company for Cause, or if Executive voluntarily terminates employment with the Company other than for Good Reason at any time, the Term shall end, and the Company shall pay to Executive in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and accrued Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”).  Any unvested equity grants (including any grants that are subject to performance-vesting conditions and as to which the applicable performance period has not been completed as of Executive’s termination date) shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(b)                                 Termination Without Cause or Resignation For Good Reason in Absence of Change in Control.  The Company may terminate Executive’s employment at any time without Cause upon 30 days’ prior written notice to Executive.  Upon Executive’s involuntary termination of employment by the Company without Cause outside of a Change in Control Period (as defined in subsection (c) below), or Executive’s resignation for Good Reason outside of a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two (2) times (y) the sum of (i) Executive’s annual rate of Base Salary (at the highest rate in effect at any time in the two years prior to the date of termination), plus (ii) Executive’s Bonus Amount (defined below).  In addition, in such circumstances, Executive will be entitled to receive a Pro-Rated Bonus (as defined below).  Except as otherwise provided herein, any unvested equity grants (including any grants that are subject to performance-vesting conditions and as to which the applicable performance period has not been completed as of Executive’s termination date) shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.  For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 shall not be treated as a termination without Cause under this Section 4(b).

(c)                                  Termination Without Cause, Non-Renewal or Resignation For Good Reason Prior to, Upon or Following a Change in Control.  Upon Executive’s termination of employment by the Company without Cause within six months prior to, upon, or within two (2) years following a Change in Control (“Change in Control Period”), Executive’s termination of employment by nonextension of the Term by the Company pursuant to Section 1 during a Change in Control Period, or Executive’s Resignation for Good Reason during a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two (2) times (y) the sum of (i) Executive’s annual rate of Base Salary (at the highest rate in effect at any time in the two years prior to the date of termination), plus (ii) Executive’s Bonus Amount (defined below).  In addition, in such circumstances:  (a) Executive shall be entitled to payment of a Pro-Rated Bonus for the calendar year in which his termination date occurs; and (b) any equity-based awards that were granted by the Company to Executive prior to the Change in Control Period, to the extent outstanding and unvested on Executive’s termination date (or, if later, the date of the Change in Control) shall fully vest (and, in the case of stock options and similar awards, become exercisable) as of such date. For purposes of the preceding sentence, to the extent the Executive’s termination date (or, if later, the date of the Change in Control) occurs during one or more performance periods of any such equity-based award, and the award is subject to performance-vesting conditions, the award will vest as to the target number of shares subject to the award (the number of shares subject to the award assuming performance at the targeted level(s) with no over- or under-performance) that relate to the applicable performance period.  After giving effect to such accelerated vesting of the award, the award shall be treated as specified in the applicable equity plan and award agreement.  For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 during the Change in Control Period shall be treated as a termination without Cause for purposes of this Section 4(c).  If, during the Change in Control Period, the Executive’s employment is terminated by the Company without Cause (including a nonextension of the Term by the Company pursuant to Section 1) or by the Executive for Good Reason, and any stock option or other equity-based award granted by the Company to the Executive, to the extent such award is outstanding and unvested on the Executive’s termination date, otherwise purports to terminate on such termination date, such termination of the award shall only be effective if a Change in Control does not occur within six (6) months after the Executive’s termination date (and during the original maximum term of the award) and, if this Section 4(c) applies to such termination of employment because a Change in Control occurs within six (6) months after Executive’s termination date (and during the original maximum term of the award), such termination of the award shall not be effective and such award shall be subject to the accelerated vesting rules set forth above in this Section 4(c), and, in the case of stock options or similar awards, Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.  In addition, any cash payments Executive may be entitled to receive pursuant to this Section 4(c) or Section 4(f) in connection with such a termination of employment shall be reduced by the amount of any payments previously made to Executive in connection with such termination of employment pursuant to Section 4(b) or 4(d), as applicable, and Section 4(f).

(d)                                 Nonrenewal by Company.  If the Company provides notice to Executive pursuant to Section 1 that the Term will not be extended, and the Term then in effect is scheduled to end on a date that is not during a Change in Control Period, the Term shall end on the scheduled date and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to 1.85 multiplied by Executive’s annual rate of Base Salary (at the highest rate in effect at any time in the two years prior to the date of termination).  Except as otherwise provided herein, any unvested equity grants (including any grants that are subject to performance-vesting conditions and as to which the applicable performance period has not been completed as of the last day of the Term) shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(e)                                  Termination Due to Death or Disability.  If Executive’s employment terminates due to Executive’s death or Disability, the Term shall end, and the Company shall pay to Executive (or, if applicable, his estate) the Accrued Obligations.  In addition, (i) any portion of the stock option and restricted stock awards granted by the Company to Executive in February 2011 pursuant to Section 3(c) of the Prior Employment Agreement, to the extent then outstanding and unvested, shall fully vest upon the date of such termination; and (ii) as to each other equity-based award granted by the Company to Executive that is outstanding and not fully vested on the date of such termination, the portion of the award that is scheduled to vest on the next vesting date after the Executive’s termination of employment will vest on a prorated basis, with the portion of such award that vests to be determined by multiplying (x) the number of shares subject to such next vesting installment by (y) a fraction, the numerator of which shall be the number of whole calendar months that have elapsed between the vesting date of the award that immediately preceded the Executive’s termination date (or, in the case of a termination prior to the initial vesting date of the award, the beginning date for the initial vesting period of the award) and the Executive’s termination date, and the denominator of which shall be the number of whole calendar months between the vesting date of the award that immediately preceded the Executive’s termination date (or, in the case of a termination prior to the initial vesting date of the award, the beginning date for the initial vesting period of the award) and the next vesting date of the award following Executive’s termination date.  For purposes of the foregoing clause (ii), to the extent the Executive’s termination date occurs during one or more performance periods of any such award that is subject to performance-vesting conditions, the number of shares referred to in clause (x) above shall be the target number of shares subject to the award that relate to the applicable performance period.

(f)                                   Welfare Benefits.  In the event Executive is entitled to severance benefits pursuant to Section 4(b), 4(c), or 4(d) above, the Company shall make an additional lump sum payment to Executive in cash in an amount equal to (i) the estimated monthly cost to Executive (as reasonably determined by the Company) to continue the same or reasonably equivalent health coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to Executive’s termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) multiplied by (ii) twenty-four (24).  Such payment shall be made to Executive at the same time and subject to the same terms and conditions as the lump sum severance payment contemplated by the applicable section above.

(g)                                  Release of Claims; Timing of Payments.  The payment and provision of any and all severance benefits pursuant to Sections 4(b) through 4(e) above, as applicable, shall be conditioned upon and subject to execution of a Release of Claims by Executive in substantially the form attached to this Agreement as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law), and such Release of Claims shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.  The Company shall provide the final form of Release of Claims to Executive not later than seven (7) days following Executive’s termination of employment, and Executive shall be required to execute and return the Release of Claims to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release of Claims maximally enforceable under applicable law) after the Company provides the form of Release of Claims to Executive.  Except as provided in the next two sentences, the lump-sum payments payable to Executive hereunder in connection with the termination of his employment as provided in this Section 4 (including cash severance, Pro-Rata Bonus and COBRA amounts, as applicable) shall be payable on the sixtieth

(60th) day following the date of Executive’s termination (or on the next business day, if the 60th day is a weekend day or a holiday).  Any Pro-Rata Bonus payable in connection with a termination of Executive’s employment outside of a Change in Control Period shall be paid at the same time Executive’s Bonus for the corresponding year would have been paid had Executive’s employment not terminated.  In the case of a payment pursuant to Section 4(c) in connection with a termination of Executive’s employment prior to a Change in Control for which Executive is paid a lump-sum severance payment pursuant to Section 4(b), any additional amount due Executive pursuant to Section 4(c) (the amount due pursuant to Section 4(c) less the amount paid to Executive pursuant to Section 4(b)) shall be payable to Executive on the later of (a) the date of such Change in Control, or (b) the sixtieth (60th) day following the date of Executive’s termination (or on the next business day, if the 60th day is a weekend day or a holiday).  The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims, and shall be made within three days following the date of Executive’s termination of employment (or such earlier date as required by law), except in the case of payments pursuant to a pension or welfare benefit plan (which shall be paid in accordance with such plan) and expense reimbursements (which shall be paid in accordance with the Company’s business expense policy).

(h)                                 Resignation from All Positions.  Executive agrees to resign, on the date of termination of Executive’s employment with the Company for any reason, as an officer and director of the Company and any affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation; provided that Executive shall not be required to resign as a member of the Board in the event of his voluntary retirement from the Company.

(i)                                     Cooperation.  Following Executive’s last day of employment with the Company or any of its affiliates, Executive shall reasonably cooperate with the Company and its subsidiaries in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any subsidiaries with respect to matters relating to Executive’s employment with or service as a member of the Board or the board of directors of any affiliate of the Company (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any of its affiliates with respect to the period of time when Executive was employed by the Company or any of its affiliates (“Audit”).  Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to the Company or any of its affiliates (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any of its affiliates to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any of its affiliates pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any of its affiliates, in a form and within a time frame reasonably requested by the Board, with respect to the Company’s or any affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any of its affiliates; and (v) turning over to the Company or any of its affiliates any documents relevant to any Litigation or Audit that are or may come into Executive’s possession.  The Company shall reimburse Executive for reasonable travel expenses incurred in connection with providing the services under this Section 4(i), including lodging and meals, upon Executive’s submission of receipts.  If, due to an actual or potential conflict of interest, it is necessary for Executive to retain separate counsel in connection with providing the services under this Section 4(i), and such counsel is not otherwise supplied by and at the expense of the Company (pursuant to indemnification rights of Executive or otherwise), the Company shall further reimburse Executive for the reasonable fees and expenses of such separate counsel.

5.                                      Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Bonus Amount.  “Bonus Amount” shall mean the average of actual annual bonuses payable under Section 3(b) to Executive with respect to the two fiscal years immediately preceding the year which the Executive’s employment terminates; provided, however, that in the event Section 4(c) applies the Bonus Amount shall be the Executive’s Target Bonus under Section 3(b).

(b)                                 Cause.  “Cause” shall mean:

(i)                                     conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)                                  theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which significantly impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii)                               intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(iv)                              Executive’s loss of TS/SCI clearance as a result of Executive’s misconduct; or

(v)                                 willful failure to follow lawful and reasonable instructions of the person or body to which Executive reports; or

(vi)                              gross negligence or willful misconduct in the performance of Executive’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.

(c)                                  Change in Control.  “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding equity securities.  In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates, or from an underwriter pursuant to a public offering, by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;

(ii)                                  Consummation of a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)                               Consummation of a sale or disposition by the Company of all, or substantially all, of the Company’s assets; or

(iv)                              A liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(d)                                 Disability.  “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

(e)                                  Good Reason.  Resignation for “Good Reason” shall mean, without the express written consent of Executive, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i)                                     a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements, including in connection with an assignment permitted by Section 10(j);

(ii)                                  following a Change in Control, a material reduction or change in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the ultimate parent entity;

(iii)                               any reduction of Executive’s then in effect Base Salary or Executive’s Target Bonus as set forth in Section 3(b);

(iv)                              Executive’s refusal to relocate to a facility or location more than fifty (50) miles from the Company’s current corporate headquarters; or

(v)                                 any material breach of this Agreement by Company.

In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”).  If such event is not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination and the actual termination of employment must occur no later than 90 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.

(e)                                  Pro-Rated Bonus.  Except as provided in the next sentence, “Pro-Rated Bonus” means a pro-rata portion of Executive’s actual Bonus for the calendar year in which the termination of Executive’s employment occurs, with the pro-ration based on the number of whole months during such calendar year Executive was employed with the Company and with Executive’s actual Bonus for such year determined reasonably by the Board based on the applicable Bonus program in effect for such year and assuming Executive’s employment had not ended.  If the termination of Executive’s employment occurs during a Change in Control Period, “Pro-Rated Bonus” means a pro-rata portion of Executive’s Target Bonus for the calendar year in which the termination of Executive’s employment occurs, with the pro-ration based on the number of whole months during such calendar year Executive was employed with the Company.

6.                                      Golden Parachute Limitation.  Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  Any reduction or elimination of the Payments pursuant to this Section 6 shall be by first reducing or eliminating those Payments which are payable in cash and then by reducing or eliminating those Payments which are not payable in cash, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the Determination.  The determination as to whether the Payments shall be reduced, and, if so, the order in which payments will be reduced or eliminated (unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate such reduction, which notice and order shall comply with the requirements of Section 409A of the Code so as to avoid the imposition of any tax, penalty or interest thereunder), pursuant to this Section 6 shall be made in good faith by nationally recognized registered public accountants or tax counsel experienced in making Section 280G calculations selected by the Company at the Company’s expense (the “Determination”), which shall provide such Determination with detailed supporting calculations and documentation to the Company and Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or Executive.  Unless Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and Executive.

7.                                      Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

9.                                      Proprietary Information, Invention and Non-Competition Agreement.  Executive and the Company acknowledge and agree that the Proprietary Information, Invention and Non-Competition Agreement between the Company and Executive, dated February 24, 2011 (the “Confidentiality Agreement”), continues in effect, that the provision of benefits hereunder by the Company is subject to Executive’s compliance with the Confidentiality Agreement and that no benefits (including severance benefits) shall be provided hereunder in the event Executive violates the Confidentiality Agreement in any material respect.  In such circumstances, before the Company terminates any of Executive’s benefits, the Company must provide Executive with written notice of any allegation of violation in any material respect of the Confidentiality Agreement and, if a cure is reasonably possible in the circumstances, the Executive will have a period of 30 days to cure such event or condition. The Company’s notice may include what steps the Company believes should or could be taken to cure such violation. The Company shall not be entitled to deny Executive any severance or other benefits, if Executive has, within five business days after such notice has been provided to Executive, commenced in good faith to cure the alleged violation specified in such notice and the Executive actually cures such alleged violation within such 30-day cure period.

10.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Sections 4(b), (c) and (d)) shall any such benefit be reduced by any earnings or benefits that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an officer of the Company (other than Executive) expressly authorized by the Board to sign said waiver.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning Executive’s employment arrangements (including, without limitation, the Prior Employment Agreement).  For purposes of clarity, the written award agreements evidencing the terms and conditions of equity awards granted by the Company to Executive prior to the Effective Date, the Confidentiality Agreement, and the Indemnification Agreement, are outside of the scope of the preceding sentence.

(d)                                 Non-Duplication of Benefits.  Any severance benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any other severance-related arrangement.  It is intended that this Agreement not duplicate benefits Executive is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.

(f)                                   Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(g)                                  Jurisdiction, Venue and Waiver of Jury Trial.  EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO.  EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIM OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EXECUTIVE AND THE COMPANY AT THEIR ADDRESSES SET FORTH ABOVE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID.  EACH PARTY WAIVES TRIAL BY JURY, ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(h)                                 No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i)                                     Withholding Taxes.  Any payments made pursuant to this Agreement will be subject to withholding of all applicable income and employment taxes.  Except for such withholding rights, the Executive is solely responsible for all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

(j)                                    Assignment.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.

(k)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)                                     Executive Representations.  Executive represents and warrants that his entering into this Agreement, and his performance of services for the Company hereunder, will not violate any covenant or agreement to which Executive is a party.

11.                               Application of Section 409A.  This Agreement is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein (to the nearest extent reasonably possible) in a manner that does not result in such tax or interest being imposed.  Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.

For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, Executive’s employment will be treated as terminating when and only when Executive experiences a Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).

No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.  Each payment of benefits pursuant to Section 4 shall be a separate payment to the maximum extent permitted by Section 409A.

The portion of any payment under this Agreement that would constitute a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.

In the event that the Company becomes subject to the sanctions imposed pursuant to Section 2716 of the Public Health Service Act or similar law by reason of this Agreement, or this Agreement violates applicable law or results in unintended tax consequences for the Company’s group medical or welfare benefit plans, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein (to the nearest extent reasonably possible) in a manner that does not result in such sanctions, violation or tax consequences, as the case may be.

Notwithstanding any other provision in this Agreement, if (i) Executive is a “specified employee” on the date of Executive’s “separation from service” within the meaning of Code Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i), and (ii) as a result of such separation from service the Executive would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), then such payment shall be made on the date that is the earliest of: (A) the first business day following the day that is six (6) months after the Executive’s separation from service, (B) the Executive’s date of death (or as soon as practicable, and in all events within thirty days, thereafter), or (C) such other date on which such payment will not be subject to such interest and additional tax.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imposition of any tax, penalty or interest pursuant to Section 409A.

To the extent necessary, and only to the extent necessary, to avoid the imposition of any tax, penalty, or interest pursuant to Section 409A, an event described in Section 5(c) shall be a “Change in Control” for purposes of this Agreement only if such event is a “change in control event” described in Treas. Reg. Section 1.409A-3(i)(5).

To the extent that any reimbursements pursuant to the provisions hereof are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.  Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		JEFFREY R. TARR

By:	/s/ Grover N Wray	/s/ Jeffrey R. Tarr
	Name: Grover N Wray	Executive Signature
Title: Senior Vice President and
Chief Human Resources Officer

Exhibit A

RELEASE OF CLAIMS

This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and Jeffrey R. Tarr (“Executive”).  It is entered into pursuant to the terms of an Employment Agreement (the “Agreement”) between Executive and Company dated                               , 2014 and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.

1.                                      Termination of Employment.  Executive’s employment with the Company has been terminated in the circumstances described in Section 4(b), 4(c), 4(d) or 4(e) of the Agreement, by which Executive became eligible for benefits upon such termination of his employment.

2.                                      Severance Pay.  Pursuant to the applicable provisions of the Agreement and subject to the terms and conditions thereof, the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                              , less customary employee withholdings.  Such payment will be made at the time provided in Section 4(g) of the Agreement.  Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Release of Claims.

3.                                      Sole Entitlement.  Executive acknowledges and agrees that no other monies or benefits are owing to Executive except as set forth in the Agreement.

4.                                      Return of Property and Documents.  Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.

5.                                      Confidentiality and Nondisparagement Agreement.  Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive previously executed in connection with his employment with the Company.  Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services.  The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.

6.                                      Release.  Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder and any rights to indemnification, advancement of expenses, or insurance to which Executive is entitled under the Agreement, the Company’s Certificate of Incorporation, Bylaws or otherwise.  In addition, this Release of Claims does not cover any claim that cannot be so released as a matter of applicable law.  Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies.  Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

In light of the intention of Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation.  Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency.  However, Executive acknowledges that, in accordance with this Release, he has no right to recover any monies on behalf of herself, his agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.

7.                                      No Actions Pending.  Executive agrees that he has not filed, nor will he file in the future, any claims, actions or lawsuits against any of the Releases relating to Executive’s employment with the Company, or the termination thereof, except as contemplated hereby.

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8.                                      No Admissions.  Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

9.                                      Entire Agreement; Miscellaneous.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein.  This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado.  Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.

10.                               Waiting Period and Right of Revocation.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS (OR FORTY-FIVE DAYS IF SUCH LONGER PERIOD OF TIME IS REQUIRED TO MAKE THE RELEASE OF CLAIMS MAXIMALLY ENFORCEABLE UNDER APPLICABLE LAW) BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE (OR FORTY-FIVE) DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE (OR FORTY-FIVE) DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.

11.                               Attorney Advice.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

12.                               Understanding of Agreement.  Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Dated:
Jeffrey R. Tarr

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DIGITALGLOBE, INC.

Dated:	By:
Name:
Title:

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